EXHIBIT 10.4

Vicon Industries, Inc.

March 28, 2014

Kenneth M. Darby

Dear Ken:

This letter will confirm the terms of your continued employment with Vicon Industries, Inc., a New York corporation (the “Company”), as approved by the Company’s Compensation Committee:

1.
Following the date hereof, you will continue to be employed as the Company’s Chief Executive Officer at your current base salary of $225,000 per annum, and you will continue to be provided with the same level of benefits and perquisites currently provided to you.

2.
You hereby agree to resign from your position as Chief Executive Officer of the Company and as a director of the Company upon the Company’s hiring of a new Chief Executive Officer to replace you. Following such resignation or any earlier termination of your employment by the Company, you will continue to receive regular payments of your base salary and continuation of your medical benefits for four months.

3.	By your execution of this letter, you agree that the options issued to you by the Company to purchase 60,000 shares of Common Stock shall immediately terminate and be cancelled.

4.
Following your resignation as Chief Executive Officer as provided herein, the Company will assign to you, and you will assume all future obligations under, the Company’s leases of the automobile and mobile phone used by you.

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This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Sincerely yours,

VICON INDUSTRIES, INC.

By:    /s/ Bernard F. Reynolds
Name:    Bernard F. Reynolds

Title:	Chairman Compensation Committee, BOD

Acknowledged and Agreed
this 28th day of March, 2014:

/s/ Kenneth M. Darby
Kenneth M. Darby